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                                                                   EXHIBIT 11(b)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We consent to the use of our report dated November 12, 1993 on the financial statements of AIM Charter Fund, a portfolio of AIM Equity Funds, Inc., including the financial highlights of the Retail Class and Institutional Class for the periods indicated therein. Such financial statements and financial highlights appear in the Statements of Additional Information which are included in Post Effective Amendment No. 53 to the Registration Statement on Form N-1A of AIM Equity Funds, Inc. We also consent to the references to our Firm in such Registration Statement.

                                              /s/ TAIT, WELLER & BAKER

                                                  TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
October 7, 1997